Exhibit 10.16

CLINICAL SUPPLY AGREEMENT

by and between

ASTRAZENECA UK LIMITED

and

VIELA BIO, INC.

DATED AS OF FEBRUARY 23, 2018

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		1

2.	MANUFACTURE AND SUPPLY OF PRODUCT; PERFORMANCE OF SERVICES		9

	2.1.	Scope of Agreement	9
	2.2.	Commercial Agreement	9
	2.3.	Requirements	9
	2.4.	Specifications; Change Control	9
	2.5.	Services	11
	2.6.	Supply Chain Governance	11
	2.7.	Capacity	11
	2.8.	Performance by Affiliates	11

3.	CLINICAL SUPPLY SCHEDULE		11

	3.1.	Clinical Supply Plan	11
	3.2.	Existing Materials	12

4.	PURCHASE ORDERS		12

	4.1.	Purchase Orders	12
	4.2.	AstraZeneca’s Fulfillment of Purchase Orders	12
	4.3.	Purchase Order Acceptance and Confirmation	12
	4.4.	Terms and Conditions	12
	4.5.	Accuracy	13
	4.6.	Suppliers	13

5.	DELIVERY		13

	5.1.	Delivery	13
	5.2.	Delivery Date	13
	5.3.	Installments	13
	5.4.	Documentation	13
	5.5.	Quantity	13
	5.6.	Packaging	14
	5.7.	Shipping/Insurance	14

6.	RISK AND TITLE		14

	6.1.	Risk and Title	14

7.	PRICE		14

	7.1.	Price of Supplied Products	14
	7.2.	Supply Price Changes	14
	7.3.	Reporting of [***]; True-Up	14
	7.4.	Services Fees	14
	7.5.	Currency	14
	7.6.	Financial Records	15
	7.7.	Financial Audits	15
	7.8.	Audit Dispute	15

i

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8.	INVOICING AND PAYMENT		15

	8.1.	Invoicing	15
	8.2.	Payment	15
	8.3.	Failure to Timely Pay	16

9.	REPRESENTATIONS AND WARRANTIES		16

	9.1.	Representations and Warranties	16
	9.2.	Warranty by AstraZeneca	17

10.	NON-CONFORMING PRODUCT AND SHORTFALLS		18

	10.1.	Conforming Products	18
	10.2.	Shortfall or Non-Conforming Product	18
	10.3.	Remedies for Shortfall or Non-Conformance	18
	10.4.	Return or Destruction of Non-Conforming Products	19
	10.5.	Disagreement	19
	10.6.	Referral to Independent Expert	19

11.	REGULATORY MATTERS		19

	11.1.	Clinical Quality Agreement	19
	11.2.	Adverse Event Reporting	19
	11.3.	Recalls	19

12.	COMPLIANCE		20

	12.1.	Compliance with Applicable Laws	20
	12.2.	Anti-Corruption Laws	20

13.	CONFIDENTIALITY AND INTELLECTUAL PROPERTY		20

	13.1.	Confidentiality	20
	13.2.	Permitted Disclosure	21
	13.3.	Press Releases; Public Announcements	22
	13.4.	Injunctive Relief	22
	13.5.	Return or Destruction of Confidential Information	22
	13.6.	Permitted Retention of Confidential Information	23
	13.7.	Intellectual Property	23
	13.8.	Manufacturing Technology	23

14.	SPECIAL EQUIPMENT		24

	14.1.	Purchase of Special Equipment	24
	14.2.	Ownership of Special Equipment	25
	14.3.	Maintenance of Special Equipment	25
	14.4.	Exclusive Use	25

15.	INDEMNITIES		25

	15.1.	Indemnification of AstraZeneca	25
	15.2.	Indemnification of SPINCO	25
	15.3.	Exceptions and Limitations on Indemnification and Recalls	25
	15.4.	Indemnification Procedures	26

ii

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

16.	LIABILITY		26

	16.1.	Disclaimer	26
	16.2.	Limitation of Liability	26
	16.3.	Maximum Liability	26
	16.4.	Recovery of Damages.	27

17.	INSURANCE		27

	17.1.	Insurance	27

18.	FORCE MAJEURE		27

	18.1.	Force Majeure	27

19.	TERM AND TERMINATION		27

	19.1.	Term	27
	19.2.	Early Termination	28

20.	EFFECT OF TERMINATION		28

	20.1.	Effect of Termination	28
	20.2.	Technology Transfer	29
	20.3.	Wind-down Period	30
	20.4.	Survival	30

21.	INDEPENDENT CONTRACTORS		30

	21.1.	Independent Contractors.	30

22.	NOTICES		30

	22.1.	Notice Requirements	30
	22.2.	Day-to-day Communications	31

23.	MISCELLANEOUS		31

	23.1.	No Set-Off	31
	23.2.	Variation and Waiver	31
	23.3.	Counterparts	32
	23.4.	Invalidity	32
	23.5.	Headings	32
	23.6.	Assignment	32
	23.7.	Subcontracting	33
	23.8.	No License	33
	23.9.	No Rights of Third Parties	33
	23.10.	Joint Drafting	34
	23.11.	Entire Agreement	34
	23.12.	Governing Law, Jurisdiction and Dispute Resolution	34
	23.13.	Delivery of Agreement	35

iii

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THIS CLINICAL SUPPLY AGREEMENT (this “Supply Agreement”) is dated February 23, 2018 (the “Effective Date”)

BETWEEN:

(1)

ASTRAZENECA UK LIMITED, a company incorporated under the laws of England and Wales, whose registered office is at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge, Cambridgeshire, United Kingdom, CB2 0AA and is a member of the AstraZeneca group of companies (“AstraZeneca”); and

(2)	VIELA BIO, INC., a Delaware corporation, whose registered office is at 1209 Orange Street, Wilmington, New Castle Country, Delaware, 19801 (“SPINCO”);

(each a “Party”, collectively the “Parties”).

BACKGROUND:

(A)

WHEREAS, certain Affiliates of AstraZeneca and SPINCO have entered into that certain Asset Purchase Agreement, dated February 23, 2018 (the “APA”), pursuant to which MedImmune, LLC, MedImmune Limited and AstraZeneca Collaboration Ventures, LLC have agreed to sell certain assets to SPINCO on the terms and subject to the conditions set forth therein;

(B)

WHEREAS, in accordance with the terms and conditions of the APA, AstraZeneca and SPINCO have agreed to enter into an agreement pursuant to which AstraZeneca will supply to SPINCO, and SPINCO will purchase from AstraZeneca, Supplied Products for clinical use by SPINCO and related services;

(C)	WHEREAS, AstraZeneca and SPINCO have also agreed to enter into the Clinical Quality Agreement;

(D)

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.

Unless otherwise specifically provided herein, capitalized words and phrases used in this Supply Agreement shall have the meaning ascribed to them in the APA. In addition, the following words and expressions shall have the following meanings:

“Account Manager” has the meaning given in Clause 2.6;

“Additional Quantity” has the meaning given in Clause 4.3;

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Supply Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than 50% of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

has the power to direct the management and policies of such entity. Notwithstanding the foregoing or anything else to the contrary herein or in the APA, for purposes of this Supply Agreement, neither Party shall be considered an Affiliate of the other Party, notwithstanding the fact that SPINCO may be considered an affiliate of AstraZeneca under the terms of other contracts to which AstraZeneca or its respective other affiliates may be a party;

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010 and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism;

“APA” has the meaning given in the “Background” heading at the start of this Supply Agreement;

“Apparent Defects” has the meaning given in Clause 10.2;

“Applicable Law” means all applicable laws, rules and regulations, including any applicable rules, regulations, guidelines or other requirements of Regulatory Authorities, that may be in effect from time to time;

“Arising IPR” has the meaning given in Clause 13.7(a);

“Assignment” has the meaning given in Clause 23.6;

“Auditor” has the meaning given in Clause 7.8;

“AZ Group” means AstraZeneca and its Affiliates;

“AZ Supplier” means any Third Parties engaged by AstraZeneca to provide Materials and perform Manufacturing services relevant to the Manufacture of Supplied Products or perform Services;

“Background IPR” means all Intellectual Property Rights, results, data, inventions and information owned by either Party (or owned by a Third Party licensor but licensed to a Party with the right to disclose or sub-license) prior to the Effective Date;

“Biologics License Application” or “BLA” means, with respect to the Product, a Biologics License Application (as that term is defined in section 351(a) of the Public Health Service Act) or a New Drug Application (as that term is defined in section 505(b) of the FD&C Act), filed with the FDA in the United States with respect to the Product, or any corresponding foreign application or similar application or submission filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in a country or group of countries;

“Breaching Party” has the meaning given in Clause 19.2;

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1; provided, that the first Calendar Quarter of the Supply Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Supply Term;

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Supply Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Supply Term shall commence on January 1 of the year in which the Supply Term ends and end on the last day of the Supply Term;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Certificate of Analysis” means the certificate of analysis to accompany each Supplied Product delivered to SPINCO, which certifies that the Supplied Product has been Manufactured and tested in compliance with its Specification;

“cGMP” means FDA’s current good manufacturing practices, as specified in the United States Code of Federal Regulations (CFR) 21 CFR Parts 11, 210, 211, 600-680 and 820 and FDA’s guidance documents and all successor regulations and guidance documents thereto, and European Commission Directive 2003/94/EC, Eudralex Volume 4, and 93/42/EEC;

“Clinical Quality Agreement” means a quality assurance agreement to be agreed between the Parties pursuant to Clause 11.1, which shall include quality responsibilities with respect to, among other things, release testing, stability testing, access to IMP Dossier and record retention requirements, as such agreement may be amended or replaced by agreement between the Parties in writing from time to time;

“Clinical Supply Plan” has the meaning given in Clause 3.1(a);

“CMC Data” means the chemistry, manufacturing and controls data required by Applicable Law to be included or referenced in, or that otherwise supports, an IND or BLA for the Product;

“Commercial Supply Agreement” has the meaning given in Clause 2.2;

“Commercially Reasonable Efforts” means, with respect to the Manufacture and supply of Supplied Products provided hereunder and performance of Services with respect thereto, the carrying out of such activities using efforts and resources consistent with the efforts and resources used in the biopharmaceutical industry by a company of comparable size and financial resources in connection with the manufacturing of products that are of similar status and stage of development;

“Complaining Party” has the meaning given in Clause 19.2;

“Confidential Information” has the meaning given in Clause 13.1;

[***];

“Delivery Location” means the applicable AstraZeneca Manufacturing facility or such other delivery location mutually agreed upon by the Parties;

“Drug Product” means the Product in final form, including Product that has been Manufactured from the successful process performance qualification (PPQ) run that confirms the process design and demonstrates that the Manufacturing process performs as expected;

“Drug Substance” means the Product that has been formulated and is in final form except for fill and finish processing, which includes a final formulation step, including Product that has been Manufactured from the successful process performance qualification (PPQ) run that confirms the process design and demonstrates that the Manufacturing process performs as expected;

“Effective Date” has the meaning given in the introductory paragraph hereto;

“Existing Materials” has the meaning given in Clause 3.2;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Facility Change” has the meaning given in Clause 2.4(f);

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended and may be amended from time to time, and the rules and regulations promulgated thereunder;

“FDA” means the United States Food and Drug Administration, or any successor thereto;

“Firm Order” has the meaning given in Clause 3.1;

“Force Majeure” means any circumstances beyond a Party’s reasonable control, including accidents, civil disorders or commotions, riot, war, malicious damage, acts of terrorism, acts of God, Governmental Authority-imposed energy or other conservation measures, explosions, failure of utilities by the provider, disease, pandemic, quarantine, or theft;

“FTE Rate” means an annual rate [***] for the time of an employee for a full-time equivalent (“FTE”) person year [***] of work, pro-rated on a daily basis. Without limiting the above, [***];

“Governmental Authority” means any nation or government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or any other entity exercising executive, judicial, legislative, regulatory or administrative functions of or pertaining to regulation or to government;

“IFRS” means the International Financial Reporting Standards;

“IMP Dossier” means an Investigational Medicinal Product Dossier;

“IND” means an Investigational New Drug Application submitted under Section 505(i) of the FD&C Act, or an analogous application or submission with any analogous agency or Regulatory Authority outside of the United States for the purposes of obtaining permission to conduct clinical trials;

“Indemnifying Party” has the meaning given in Clause 15.4;

“Indemnitee” has the meaning given in Clause 15.4;

“Independent Expert” has the meaning given in Clause 10.5;

“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar Taxes that are required to be disclosed on an Indirect Tax invoice.

“Initial Term” has the meaning given in Clause 19.1;

“Intellectual Property Rights” means rights in Confidential Information including Know-How, along with all Patents, trademarks, service marks, trade names, design rights, copyright (including rights in computer software) and any similar or equivalent rights or property or forms of protection in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights;

“IT Media” has the meaning given in Clause 13.6;

“Know-How” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, practices, techniques, methods, assays, processes, protocols, inventions, discoveries,

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

improvements, developments, specifications, formulations, formulae, algorithms, marketing reports, business plans, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, medical, toxicological, preclinical, and clinical test data and any other research or development data), standard operating procedures, manufacturing records, stability data and other study data and procedures;

“Labelling” means all labels, package inserts, carton imprints and all other markings on packaging for the Supplied Products that are defined as labels or labelling under any relevant Regulatory Approval (excluding, for the avoidance of doubt, any transportation packaging);

“Latent Defects” has the meaning given in Clause 10.2;

“Law” has the meaning set forth in the APA.

“Losses” means any and all liabilities, claims, demands, causes of action, damages, losses and expenses, including interest, penalties and reasonable legal and professional fees and disbursements;

“Manufacture” means all activities related to the production, manufacture, processing, filling, finishing, packaging and labelling (as contemplated by Clause 5.6), inter-site shipping and holding of a Supplied Product or any intermediate thereof (and “Manufactured” and “Manufacturing” shall be interpreted accordingly);

“Manufacturing Change” has the meaning given in Clause 2.4;

“Materials” means, with respect to a Supplied Product, any materials used by AstraZeneca to Manufacture and supply the Supplied Product, including in the case of the Product, the active ingredient therein;

“MedImmune Manufacturing Technology” means any Know-How that (a) is not generally known, (b) is owned or controlled by AstraZeneca or its Affiliates as of the Effective Date or during the Supply Term, and (c) is necessary or used by AstraZeneca for Manufacture of the Supplied Products hereunder;

“Minimum Order Size” means the minimum size for any Purchase Order as specified in the Clinical Supply Plan;

“Modified Amount” has the meaning given in Clause 3.1(b);

“New SPINCO IPR” has the meaning given in Clause 13.7(a);

“Non-Conforming Product” or “Non-Conformance” means any Supplied Product which, at the time of delivery to the Delivery Location, does not conform with the requirements of Clause 10.1;

“Notice Period” has the meaning given in Clause 19.2;

“Out-of-Pocket Costs” means, with respect to any Services or Technology Transfer, (a) any amounts paid to Third Parties (including costs incurred by AstraZeneca or its Affiliates under Third Party contracts); (b) shipping and transportation costs (including the cost of any insurance related thereto), duties and Taxes; (c) travel-related costs from mutually-agreed-upon travel; (d) costs or expenses incurred by AstraZeneca, its Affiliates or subcontractors for the extraction, conversion and transfer of data; (e) any costs and expenses described in a Services Schedule that are not included as Services Fees; and (f) any other actual, reasonably incurred, documented, out-of-pocket costs and expenses, in each case (a) through (f), directly incurred by AstraZeneca and its Affiliates in providing such Services or Technology Transfer;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Party” and “Parties” have the meanings given in the preamble hereto;

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity;

“Personnel” means the employees, officers, agents and contractors of a Party or (where, the context requires, those of a Party’s Affiliates);

“Pharmacovigilance Agreement” means the pharmacovigilance agreement for the Supplied Product to be mutually agreed upon between the Parties;

“Placebo” has the meaning given in the definition of “Supplied Product”;

“Product” has the meaning given in the definition of “Supplied Product”;

“Purchase Order” has the meaning given in Clause 4.1;

“Regulatory Approval” means, with respect to the Product and a particular country, any and all approvals (including approvals of Biologics License Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to develop, manufacture or commercialize the Product in such country;

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the exploitation of Supplied Products anywhere in the world, including the FDA in the United States;

“Remediation Plan” has the meaning given in Clause 18.2;

“Representation” has the meaning given in Clause 23.11;

“Representatives” has the meaning given in Clause 13.2;

“Required Manufacturing Change” has the meaning given in Clause 2.4;

“Services” means the activities to be performed by AstraZeneca as described in a Services Schedule agreed pursuant to Clause 2.5;

“Services Fees” has the meaning given in Clause 7.4;

“Services Schedule” has the meaning given in Clause 2.5;

“Shortfall” means the quantity of a Supplied Product actually delivered to SPINCO that is less than the quantity set out in the Purchase Order unless the actual quantity delivered is only [***] than the amount ordered;

“SKU” means stock keeping unit;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Special Equipment” means equipment to be provided by SPINCO to AstraZeneca, or purchased or otherwise acquired by AstraZeneca at SPINCO’s expense, where such equipment is not presently under the control of AstraZeneca, is reasonably required by AstraZeneca to perform its obligations under this Supply Agreement, and is not otherwise required by AstraZeneca or its subcontractors for Manufacturing of products other than Supplied Products;

“Specification” means, on a Supplied Product-by-Supplied Product basis, the written specifications for the characteristics and quality of such Supplied Product, as set forth in the Clinical Quality Agreement;

“SPINCO IP” means (a) the Assigned Intellectual Property and rights in or to other Acquired Assets (as such terms are defined in the APA), and (b) any other intellectual property rights, in each case ((a) and (b)), owned or controlled by SPINCO or its Affiliates (other than pursuant to a license or grant of rights from AstraZeneca or its Affiliates) at any time during the Supply Term that are necessary for the performance of AstraZeneca’s obligations hereunder;

“Supplied Product” means any (a) product containing as its active ingredient the molecule known as Inebilizumab (previously known as MEDI-551) as a sole active ingredient with the same formulation, method of delivery, and Specification as such product is being developed by the AZ Group as of the Effective Date (the “Product”), or (b) matching placebo for the Product as described in the Specification therefor (the “Placebo”);

“Supply Agreement” has the meaning given in the preamble hereto;

“Supply Price” has the meaning given in Clause 7.1;

“Supply Term” has the meaning given in Clause 19.1;

“Taxes” means and includes all forms of taxation, levy, impost or duty and any similar charge, contribution, deduction or withholding and all penalties, charges, surcharges, fines, costs and interest included in, or relating to, any of the foregoing or to any obligation in respect of any of the foregoing;

“Technology Recipient” has the meaning in Clause 20.2;

“Technology Transfer” has the meaning in Clause 20.2;

“Third Party” means any Person other than AstraZeneca, SPINCO and their respective Affiliates and permitted successors and assigns;

“Third Party Claim” has the meaning given in Clause 15.1; and

“True-Up Payment” has the meaning given in Clause 7.3.

In this Supply Agreement, except to the extent expressly provided otherwise herein:

(a)

when a reference is made in this Supply Agreement to a Clause, Exhibit or Schedule, such reference is to a Clause of or an Exhibit or Schedule to this Supply Agreement respectively, and all Exhibits and Schedules to this Supply Agreement form a part hereof for all purposes;

(b)	the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Supply Agreement;

(c)	any reference to a Party or the Parties is to a Party or the Parties (as the case may be) to this Supply Agreement and shall include any permitted assignees of a Party;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(d)

where any Party gives in this Supply Agreement any indemnity in favor of the other Party the obligation of the indemnifying Party shall be to make the relevant payment forthwith in full on demand and without any set-off, counterclaim or other deduction (except to the extent required by Applicable Laws);

(e)	any reference to a Person is also to such Person’s successors and permitted assigns;

(f)	any use of the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

(g)

the words including, includes or include, whenever used in this Supply Agreement, are deemed to be followed by the words “without limitation”; in particular means “in particular but without limitation”, “such as” means “such as without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(h)	any reference to “US Dollars” or “$” is to the lawful currency from time to time of the United States of America;

(i)	the word “or” is used in the inclusive sense, as in “and/or”;

(j)

any reference to a statute or statutory provision includes any successor legislation thereto, regulations promulgated thereunder, any consolidation or re-enactment, modification or replacement thereof, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time;

(k)

all terms defined in this Supply Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined in such certificate or other document, and all definitions contained herein apply both to the singular and plural forms of such terms;

(l)

any reference to writing shall include any modes of reproducing words in a legible and non-transitory form (excluding short-message-service (SMS)), such as email, facsimile, and other electronic communications;

(m)	any reference to an obligation of AstraZeneca shall be deemed to be an obligation owed to SPINCO, and any reference to an obligation of SPINCO shall be deemed to be an obligation owed to AstraZeneca;

(n)	any obligation on a Party not to do something includes an obligation not to allow that thing to be done; and

(o)	reference to any date or time is a reference to such date or time in Washington, D.C., United States of America.

1.2.	Unless otherwise expressly stated or the context otherwise requires, in case of a conflict between:

(a)	any Schedules or any Exhibit and the provisions of the main body (Clauses 1 through 23) of this Supply Agreement, such terms of this Supply Agreement shall control;

(b)	any Purchase Order and this Supply Agreement, this Supply Agreement shall control; and

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(c)

the provisions of the Clinical Quality Agreement and the provisions of this Supply Agreement, the provisions of this Supply Agreement shall prevail, except that with respect to matters related to quality, the Clinical Quality Agreement shall prevail.

2.	MANUFACTURE AND SUPPLY OF PRODUCT; PERFORMANCE OF SERVICES

2.1.

Scope of Agreement. This Supply Agreement covers (a) the Manufacture and supply of Supplied Products by AstraZeneca or its Affiliates to SPINCO for SPINCO’s clinical use of such Supplied Products and (b) the performance by AstraZeneca or its Affiliates of the Services. Neither SPINCO nor any of its Affiliates, licensees, sublicensees, agents or representatives shall (a) label or re-label (or cause to be labeled or re-labeled) or supply any Supplied Product for commercial sale or for any use or purpose other than for clinical use or (b) sell or transfer for value (or cause to be sold or transferred for value) to any Third Party any Supplied Product. For the avoidance of doubt, the supply by AstraZeneca of the Product for commercial use by SPINCO is outside the scope of this Supply Agreement, and may be separately negotiated between the Parties.

2.2.

Commercial Agreement. Upon SPINCO’s request, the Parties will negotiate in good faith and deal fairly in entering into a separate commercial supply agreement for the Product based on the terms and conditions customarily used by AstraZeneca in similar agreements with parties outside of the AZ Group (any such agreement, the “Commercial Supply Agreement”). The Parties will seek to execute, or AstraZeneca shall cause its Affiliate to execute, the Commercial Supply Agreement promptly following commencement of such negotiations and in any event within six months of such commencement.

2.3.

Requirements. During the Supply Term, SPINCO shall purchase, and AstraZeneca shall, or shall cause its Affiliates to, Manufacture and supply, all of SPINCO’s requirements for Supplied Products in accordance with Clauses 3 and 4; provided that:

(a)	the timing of supply and quantity of Supplied Products to be supplied by AstraZeneca will reflect the facility schedule availability, conditions and lead times for Drug Substance and Drug Product; and

(b)	the timing of supply and quantity of Supplied Products to be supplied by AstraZeneca will reflect the scheduling lead time required by any AZ Suppliers.

2.4.	Specifications; Change Control.

(a)

AstraZeneca shall Manufacture or cause its Affiliate to Manufacture each Supplied Product in accordance with all Applicable Laws (including cGMP), the Clinical Quality Agreement, and the Specification for such Supplied Product. Each Supplied Product provided by AstraZeneca pursuant to this Supply Agreement shall conform to the Specification for such Supplied Product at the time of delivery to the Delivery Location.

(b)

Procedures governing changes to the Specification or changes in the Manufacturing process, Manufacturing facility(ies) or Materials used by AstraZeneca to Manufacture any Supplied Product (each a “Manufacturing Change”) are set out in the Clinical Quality Agreement. Any Manufacturing Change shall be implemented in accordance with the provisions of the Clinical Quality Agreement.

(c)

If a Regulatory Authority requires any Manufacturing Change or AstraZeneca acting in good faith, determines that any Manufacturing Change is otherwise required to comply with regulatory requirements (each a “Required Manufacturing Change”), the Parties shall, each acting reasonably and in good faith, endeavor to agree

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promptly on an action plan to implement such change; provided that if SPINCO, acting in good faith, disagrees with any AstraZeneca determination that a Manufacturing Change is required, AstraZeneca shall consider SPINCO’s comments in good faith. The costs and expenses of implementing such change shall be borne solely by SPINCO; provided that, if and to the extent such Manufacturing Change is being made for the benefit of Supplied Products and other products that are Manufactured by AstraZeneca then SPINCO shall bear an equitable proportion of such costs and expenses.

(d)

From time to time during the Supply Term, SPINCO may request a Manufacturing Change other than a Required Manufacturing Change and AstraZeneca will consider any such requests in good faith. If AstraZeneca provides consent (such consent not to be unreasonably withheld, delayed or conditioned), it will provide SPINCO with an estimate of the timeframe and costs and expenses for implementation of the change, including whether any such costs and expenses (or a portion thereof) shall be [***]. If the Manufacturing Change is implemented, unless otherwise agreed, SPINCO shall bear the costs and expenses of the change. Where a Manufacturing Change is required by SPINCO and such change results in rendering obsolete any inventory of Supplied Products or Materials used in the Manufacture of the Supplied Products, SPINCO shall bear the costs and expenses of such write-off (including waste disposal costs) for Supplied Products and Materials that AstraZeneca is not able to utilize elsewhere; provided that AstraZeneca will use Commercially Reasonable Efforts to utilize such Materials and SPINCO will provide AstraZeneca with reasonable assistance in doing so.

(e)

From time to time during the Supply Term, AstraZeneca may give notice to SPINCO that AstraZeneca intends to implement a Manufacturing Change other than a Required Manufacturing Change subject to Clause 2.4(c) or a Facility Change subject to Clause 2.4(f); provided that except as provided in this Supply Agreement or the Clinical Quality Agreement, AstraZeneca shall not implement a Manufacturing Change pursuant to this Clause 2.4(e) unless SPINCO has given its consent to such change (such consent not to be unreasonably withheld, delayed or conditioned). If AstraZeneca requests such a Manufacturing Change, unless otherwise agreed, AstraZeneca shall bear the costs and expenses of AstraZeneca implementing such change and the reasonable and verifiable costs (including with respect to the establishment of comparability) incurred by SPINCO arising as a direct and unavoidable result of such change; provided that such costs shall not include any costs incurred by SPINCO with respect to supplementary regulatory filings arising from such change.

(f)

From time to time during the Supply Term, AstraZeneca may give notice to SPINCO that AstraZeneca intends to change the geographic location of the Manufacturing site(s) used by AstraZeneca to Manufacture a Supplied Product (a “Facility Change”). Unless otherwise agreed to by the Parties, such notice must be provided to SPINCO at least thirty (30) months prior to the anticipated Facility Change. AstraZeneca will not provide written notice of any Facility Change prior to the first anniversary of the Effective Date. Any Facility Change will be made in AstraZeneca’s sole discretion; provided that in implementing a Facility Change, AstraZeneca shall use its best efforts to minimize any adverse impact on the IND or Biologics License Application or Regulatory Approvals for the Product. AstraZeneca shall be responsible for the technology transfer and other costs and expenses of AstraZeneca implementing a Facility Change and the reasonable and verifiable costs (including with respect to the establishment of comparability) incurred by SPINCO arising as a direct and unavoidable result of such Facility Change, in each case

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pursuant to this Clause 2.4(f); provided that such costs shall not include any costs incurred by SPINCO with respect to supplementary regulatory filings arising from such change.

2.5.

Services. The Parties acknowledge and agree that, during the Supply Term, SPINCO may require services in connection with the activities set forth on Schedule 1 for the Product [***]. If requested by SPINCO, AstraZeneca and SPINCO shall negotiate a services schedule detailing the Services to be provided and the Services Fees payable in connection with one or more such activities (each, a “Services Schedule”). Upon execution of a Services Schedule, AstraZeneca shall use Commercially Reasonable Efforts to perform the Services in accordance with the applicable Services Schedule.

2.6.	Supply Chain Governance. The Parties will each designate an account manager (the “Account Managers”) to discuss supply issues relating to the Supplied Products and the performance of the Services.

2.7.

Capacity. AstraZeneca shall or shall cause its Affiliates to devote sufficient manufacturing capacity to be capable of manufacturing and supplying Supplied Products to SPINCO in accordance with the Clinical Supply Plan. In the event that the Materials and/or Manufacturing capacity required to Manufacture and deliver the Supplied Products to SPINCO in a timely manner in accordance with Firm Orders are in short supply, AstraZeneca shall (i) notify SPINCO promptly of such shortage and the Parties shall promptly meet to discuss the shortage and (ii) within [***] after such notification, AstraZeneca shall provide a written plan of action stating in reasonable detail its proposed measures to resolve such shortage and the date such shortage is expected to end. AstraZeneca shall use Commercially Reasonable Efforts to minimize the duration of any shortage so as to avoid a Shortfall.

2.8.

Performance by Affiliates. AZ shall have the right to perform all or any of its obligations under this Agreement through any of its Affiliates provided that AZ shall remain responsible for the performance of such Affiliate as if such obligations were performed by AZ itself.

3.	CLINICAL SUPPLY SCHEDULE

3.1.	Clinical Supply Plan.

(a)

Within thirty (30) days after the Effective Date and thereafter at six (6) month intervals, the Parties shall (a) discuss in good faith the projected clinical studies to be performed by or on behalf of SPINCO with respect to the Product during the subsequent twenty-four (24) month-period and the Supplied Products needed for such clinical studies, and (b) agree upon a supply plan (the “Clinical Supply Plan”), which shall specify the amount of Supplied Products, on SKU by SKU basis, to be provided to SPINCO hereunder and timelines for provision of such Supplied Products in order to meet the needs of the clinical studies for each of the twenty-four (24) months covered by the Clinical Supply Plan.

(b)

The quantities of Supplied Products to be provided to SPINCO as designated in the Clinical Supply Plan for the [***] of the Clinical Supply Plan shall constitute a firm order for such Supplied Products and a binding order commitment on SPINCO to submit Purchase Orders for such quantities (each, a “Firm Order”). SPINCO may update the quantity of Supplied Products set forth in the Clinical Supply Plan [***] including to reflect adjustments in enrollment rates or other circumstances; provided further that, with respect to such change, unless AstraZeneca agrees to permit a further modification in its reasonable discretion, the quantities for a particular Supplied Product for [***] (collectively, a “Modified Amount”).

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3.2.

Existing Materials. The Parties acknowledge that, pursuant to the terms and subject to the conditions of the APA, SPINCO has acquired AstraZeneca’s inventory of process performance qualification (PPQ) Drug Substance of the Product that is in AstraZeneca’s possession as of the Effective Date (the “Existing Materials”). AstraZeneca shall continue to store the Existing Materials in a manner that is consistent with the manner such Existing Materials are being stored by the AZ Group as of the Effective Date, at SPINCO’s cost and expense. AstraZeneca shall use such Existing Materials to Manufacture and supply Supplied Products under this Supply Agreement and, if and to the extent provided for in the Commercial Supply Agreement, the Commercial Supply Agreement, and for no other purpose. The Existing Materials shall be made available to AstraZeneca for such use free of charge. To the extent that any Supplied Product is manufactured using Existing Materials, [***].

4.	PURCHASE ORDERS

4.1.

Purchase Orders. No more than ten (10) business days after the Parties have agreed on the first Clinical Supply Plan pursuant to Clause 3.1(a), SPINCO shall deliver to AstraZeneca a written purchase order in accordance with the Clinical Supply Plan, which states the quantity, the requested date for delivery in the applicable month, and the Delivery Location (“Purchase Order”) in respect of the Firm Order set forth in such first Clinical Supply Plan. Thereafter, at least twelve (12) months prior to the requested date for delivery, SPINCO shall deliver to AstraZeneca a Purchase Order in respect of each Firm Order for which SPINCO has not previously submitted a Purchase Order.

4.2.

AstraZeneca’s Fulfillment of Purchase Orders. Subject to Clauses 4.1, 4.3 and 4.4, AstraZeneca shall satisfy accepted Purchase Orders in accordance with their terms. For a given Purchase Order, AstraZeneca shall promptly notify SPINCO in writing if it becomes aware or believes that it will not be able to satisfy a particular Purchase Order on time, in full or at all, which notice shall include an explanation in reasonable detail of the reason for AstraZeneca’s failure to comply with a particular Purchase Order and its proposed course of action for remedying such failure.

4.3.

Purchase Order Acceptance and Confirmation. AstraZeneca will accept each Purchase Order that conforms to the relevant Firm Order, in writing, as soon as possible after receipt of the Purchase Order and in any event within ten (10) business days after its receipt. If AstraZeneca does not expressly reject such a Purchase Order, it will be deemed accepted. SPINCO shall not submit any Purchase Order for quantities of Supplied Products in excess of the Firm Order or amend the quantities included in the Clinical Supply Plan by more than the permitted Modified Amount without AstraZeneca’s prior written consent. If AstraZeneca consents to any such increase in quantities of Supplied Product (an “Additional Quantity”) it shall use Commercially Reasonable Efforts to deliver such Additional Quantity. Where AstraZeneca accepts the Purchase Order, such confirmation will include the estimated delivery date; otherwise, for Purchase Orders deemed accepted, the delivery date will be one month after the delivery date for the prior Purchase Order issued by SPINCO. All affirmatively accepted or deemed accepted Purchase Orders shall be binding upon AstraZeneca and SPINCO; provided that AstraZeneca shall have no liability for any failure to deliver any Additional Quantity. For clarity, AstraZeneca shall not be required to accept any Purchase Order in excess of the Firm Order amount, or that does not conform to the requirements in terms of lead time or Minimum Order Size (or maximum order size) as may be set forth in the Clinical Supply Plan.

4.4.

Terms and Conditions. All contracts, including Purchase Orders, between the Parties for the Manufacture and supply of any Supplied Product shall be on the terms and conditions set out in this Supply Agreement (and Clinical Quality Agreement). All other terms and conditions (including any terms and conditions which SPINCO purports to apply under any Purchase Order, specification or other document attached to any order form) are hereby excluded.

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4.5.	Accuracy. SPINCO shall be responsible for ensuring that its Purchase Orders are accurate and comply with the requirements of this Supply Agreement.

4.6.

Suppliers. The Parties acknowledge and agree that AstraZeneca may use Third Party vendors in connection with the Manufacture and supply of Supplied Products under this Supply Agreement. AstraZeneca remains fully liable for its obligations, and SPINCO’s rights, under this Supply Agreement with respect to any act, omission, or failure under this Supply Agreement, and any applicable agreements AstraZeneca enters with such AZ Suppliers will not modify this obligation on AstraZeneca.

5.	DELIVERY

5.1.

Delivery. AstraZeneca shall deliver to SPINCO the Supplied Products ordered pursuant to a given Purchase Order by the required delivery dates therefor[***] with the required Certificate(s) of Analysis for the Supplied Product(s). Unless otherwise agreed by the Parties, SPINCO shall arrange for its nominated carrier to be at the relevant Delivery Location (ready for the relevant Supplied Product to be loaded on to SPINCO’s carrier) within two (2) business days of AstraZeneca giving it written notice that such Supplied Product is ready for loading. If for any reason SPINCO fails to arrange for its carrier to collect such Supplied Product from the Delivery Location within this timeframe then delivery will be deemed to have occurred and AstraZeneca may, at its option either: (a) acting as agent for SPINCO and at SPINCO’s cost and expense, arrange for a delivery company to collect such Supplied Products from the Delivery Location for delivery to any premises of SPINCO or (b) store the Supplied Products until SPINCO collects them and SPINCO shall be liable for all related costs and expenses (including, storage and insurance), and for the avoidance of doubt, all risk of loss pursuant to Clause 6.1.

5.2.

Delivery Date. AstraZeneca shall deliver Supplied Products in accepted Purchase Orders within five (5) business days of the agreed delivery date and shall provide notice to SPINCO if AstraZeneca’s date of shipment to the carrier is early or delayed. However, such date is intended to be an estimate only and time shall not be made of the essence by notice. AstraZeneca shall not be liable for any delay in delivery of the Supplied Products that is caused by Force Majeure, or by SPINCO’s negligence or breach of this Supply Agreement in a manner that affects the delivery date, or by SPINCO’s failure to promptly provide AstraZeneca with adequate delivery instructions for the Supplied Products.

5.3.

Installments. AstraZeneca may deliver any Supplied Products or make them available for loading on to SPINCO’s carrier (as applicable) by separate installments, provided SPINCO has given its consent to such installments (such consent not to be unreasonably withheld, delayed or conditioned).

5.4.

Documentation. All deliveries must be accompanied by the documentation specified in Exhibit 1, subject to any variations that are mutually agreed between the Parties to cater for the local requirements of the relevant countries where the Supplied Product will be used in clinical trials.

5.5.

Quantity. In respect of all Purchase Orders, AstraZeneca shall be entitled to deliver quantities of Supplied Products which are plus or minus ten percent (10%) of the quantity set out in the Purchase Order and SPINCO shall not be entitled to reject any delivery on this basis, provided that SPINCO shall only be required to pay for the quantity of Supplied Products that is delivered.

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5.6.

Packaging. AstraZeneca shall package the Supplied Products in accordance with its customary practices, unless otherwise specified in writing by SPINCO, including its customary primary packaging and an appropriate shipping container, or such other containers or packaging as the Parties may agree from time to time, and prior to shipment, AstraZeneca shall perform or have a Third Party perform release testing for the Supplied Product pursuant to the applicable Specification, cGMP, and the Clinical Quality Agreement. AstraZeneca shall label the Supplied Products only as necessary to identify the content of the container in which the respective Supplied Product is supplied to SPINCO. SPINCO is otherwise responsible for Labelling and packaging the Supplied Products for its clinical trials.

5.7.

Shipping/Insurance. If mutually agreed, AstraZeneca shall ship the Supplied Products from the Delivery Location to a delivery location requested by SPINCO fully insured, using a delivery company reasonably acceptable to SPINCO. The associated costs (e.g., shipping, freight, handling, insurance, and duties) shall be charged to SPINCO and separately listed, at cost, on the invoice associated with the Supplied Products.

6.	RISK AND TITLE

6.1.	Risk and Title. Title to and risk of loss of Supplied Product purchased by SPINCO shall pass to SPINCO on delivery or deemed delivery at the Delivery Location.

7.	PRICE

7.1.	Price of Supplied Products. The price payable by SPINCO for each unit of each SKU of Supplied Product shall be[***] (the “Supply Price”).

7.2.

Supply Price Changes. AstraZeneca shall, no later than at the end of the fourth quarter of each Calendar Year, provide to SPINCO the estimated Supply Price with respect to Firm Orders for Supplied Products to be supplied by AstraZeneca during the next Calendar Year, including assumptions relating to inflation and currency fluctuations. If requested by SPINCO, no more than once annually, the Parties shall meet to discuss and consult on the estimate of the Supply Price. The Supply Price initially payable for Supplied Products delivered in the next Calendar Year shall be increased or decreased in accordance with the updated estimate performed by AstraZeneca pursuant to this Clause 7.2 and the actual Supply Price shall be calculated and any adjustment made at the end of such Calendar Year in accordance with Clause 7.3.

7.3.

Reporting [***]; True-Up. AstraZeneca shall, no later than at the end of the first quarter of each Calendar Year, provide SPINCO with a calculation of the Supply Price relating to the Supplied Products delivered in the preceding Calendar Year. If requested by SPINCO, no more than once annually, the Parties shall meet to discuss and consult on the calculation [***]. [***] Any payment pursuant to this Clause 7.3 (a “True-Up Payment”) shall be made within [***] from the date AstraZeneca provides the calculation pursuant to this Clause 7.3 to SPINCO.

7.4.

Services Fees. In consideration for the performance of the Services by AstraZeneca, SPINCO shall pay the fees set forth in the applicable Services Schedule (the “Services Fees”); provided that, where Services are to be charged on a time basis, unless otherwise agreed, the Services Fees shall be based on the FTE Rate. AstraZeneca shall also be reimbursed for any Out-of-Pocket Costs; [***]

7.5.	Currency. All amounts to be paid by SPINCO and AstraZeneca under this Supply Agreement shall be payable in US Dollars.

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7.6.

Financial Records. AstraZeneca shall, and shall cause its Affiliates to, keep complete and accurate financial books and records pertaining to the Manufacturing of Supplied Products, including [***], in sufficient detail to calculate and verify all amounts payable under this Supply Agreement. AstraZeneca shall, and shall cause its Affiliates to, retain such books and records until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) such period as may be required by Applicable Law.

7.7.

Financial Audits. At the request of SPINCO, and no more frequently than once per Calendar Year, AstraZeneca shall, and shall cause its Affiliates to, permit an independent auditor designated by SPINCO and reasonably acceptable to AstraZeneca, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Clause 7.6 solely to ensure the accuracy of the calculation of [***] Supply Price hereunder. Any such independent auditor shall be under confidentiality obligations at least as restrictive as those set forth between the Parties with respect to Confidential Information disclosed by one Party to the other. The cost and expense of such audit shall be borne by SPINCO, unless the audit reveals, with respect to a Calendar Year, a variance of more than [***] calculated by AstraZeneca pursuant to Clause 7.3 for such period, in which case AstraZeneca shall bear the cost and expense of the audit; provided, however, that the cost and expense of the first audit conducted with respect to the calculation of [***] component of the Supply Price shall be borne equally by the Parties. Unless disputed pursuant to Clause 7.8, if any audit concludes that a True-Up Payment is owed by AstraZeneca or SPINCO pursuant to Clause 7.3, the Party owing such True-Up Payment shall pay such True-Up Payment with interest from the date originally due in accordance with the interest rate set out in Clause 8.3.

7.8.

Audit Dispute. In the event of a dispute with respect to any audit under Clause 7.7, AstraZeneca and SPINCO shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to an independent registered public accounting firm jointly selected by each Party’s independent registered public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such proceeding as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than [***] after such decision and in accordance with such decision, the Party owing a True-Up Payment shall pay such True-Up Payment, with interest from the date originally due in accordance with the interest rate set out in Clause 8.3.

8.	INVOICING AND PAYMENT

8.1.

Invoicing. All orders under this Supply Agreement shall be invoiced at the time of delivery to the Delivery Location, or if applicable under Clause 5.7, at the time of shipment. Any other costs, expenses or other sums which may be chargeable by AstraZeneca under this Supply Agreement, including Services Fees and Out-of-Pocket Costs, shall be invoiced by AstraZeneca in arrears, on a monthly or a less frequent basis as AstraZeneca may (in its sole discretion) decide. AstraZeneca will provide SPINCO with a reasonable level of supporting documentation for such amounts, and, if requested by SPINCO, any additional documentation reasonably required to obtain any tax-related deductions.

8.2.

Payment. SPINCO shall pay each invoice submitted under this Supply Agreement within [***] after SPINCO’s receipt of the invoice. The amounts payable by SPINCO to AstraZeneca pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Applicable Law. AstraZeneca alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by SPINCO) levied on account of, or measured in whole or in part by reference to, any Payments it receives. SPINCO shall deduct or withhold from the Payments any Taxes that it is required

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by Applicable Law to deduct or withhold. To the extent that any such Tax is deducted or withheld, such amount shall be treated for all purposes of the Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding the foregoing, if AstraZeneca is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall deliver to SPINCO or the appropriate Governmental Authority (with the assistance of SPINCO to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve SPINCO of its obligation to withhold Tax, and SPINCO shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty. If, in accordance with the foregoing, SPINCO withholds any amount, it shall make timely payment to the proper Governmental Authority of the withheld amount, and send to AstraZeneca proof of such payment within [***] following that payment. All Payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, SPINCO shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by AstraZeneca in respect of such Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate. AstraZeneca shall issue its invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

8.3.	Failure to Timely Pay. If a Party fails to pay any amount payable under this Supply Agreement by the due date for payment, then:

(a)

interest shall accrue on that amount for the period beginning on the due date for payment and ending on the date of actual payment (both before and after judgment) at the rate of [***] [***]. Interest shall be calculated on the basis of [***]; and

(b)

if amounts are payable by SPINCO, without prejudice to Clause 8.3(a) and subject to giving SPINCO [***] prior written notice of its intention to do so, AstraZeneca shall be entitled to suspend any of its obligations under this Supply Agreement until such time as any unpaid amounts have been paid in full.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Representations and Warranties. AstraZeneca and SPINCO each represents and warrants to the other that:

(a)

Duly Executed. This Supply Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies.

(b)

Duly Authorized; No Conflicts. The execution, delivery and performance of this Supply Agreement by such Party and all instruments and documents to be delivered by such Party hereunder and the performance of such Party’s obligations hereunder:

(i)	are within the corporate power of such Party;

(ii)	have been duly authorized by all necessary or proper corporate action;

(iii)	do not conflict with any provision of the charter documents of such Party;

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(iv)	do not conflict with or violate any requirement of Applicable Laws;

(v)

do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of such Party, except such consents as shall have been obtained prior to the Effective Date; and

(vi)

do not and will not require any filing or registration with or the license, permit, consent, approval or authorization of or any notice to any Regulatory Authority, except such as shall have been obtained prior to the Effective Date.

(c)	Duly Organized. It:

(i)	is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)

is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder;

(iii)	has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted;

(iv)

has all necessary licenses, permits, consents, authorizations or approvals from or by, and has made all necessary notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership and operation; and

(v)	is in compliance with its organizational documents.

9.2.	Warranty by AstraZeneca. AstraZeneca hereby represents, warrants and covenants to SPINCO that:

(a)

on delivery (or deemed delivery) the quality (purity, physical and chemical properties) of the Supplied Products supplied by it to SPINCO shall be in accordance with their respective Specifications, all Applicable Laws (including cGMP), and the Clinical Quality Agreement, in all material respects. This warranty is exclusive and is in lieu of all other warranties, whether written or oral, express, implied or statutory. EXCEPT WITH RESPECT TO THE FOREGOING WARRANTY, THERE IS NO WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE GIVEN BY ASTRAZENECA WITH RESPECT TO SUPPLIED PRODUCTS;

(b)	during the Supply Term it shall comply with all applicable regulations, statutes, or other Applicable Laws in performance of this Supply Agreement;

(c)

it is not debarred by any applicable Governmental Authority or Regulatory Authority as of the Effective Date, and AstraZeneca has not and shall not knowingly use in any capacity the services of any Person who has been debarred by any applicable authority with respect to its performance of this Supply Agreement. AstraZeneca will immediately notify SPINCO in the event that AstraZeneca becomes aware that it, its permitted subcontractors, or any of its or their employees engaged in the performance of this Supply Agreement becomes debarred during the Supply Term.

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10.	NON-CONFORMING PRODUCT AND SHORTFALLS

10.1.	Conforming Products. AstraZeneca shall Manufacture, or have Manufactured, the Supplied Products in accordance in all material respects with:

(a)	the applicable Specification;

(b)	the Clinical Quality Agreement; and

(c)	all Applicable Laws (including cGMP) in the countries in which they are Manufactured.

10.2.

Shortfall or Non-Conforming Product. SPINCO shall promptly notify AstraZeneca of any Shortfall or Non-Conforming Product in any delivery of Supplied Products. In such event, SPINCO shall provide AstraZeneca with a detailed written report of the alleged Shortfall or Non-Conformance no later than:

(a)

[***] after SPINCO’s receipt of the applicable Supplied Product (or such different period of time that may be set forth in the Clinical Quality Agreement with respect to a Non-Conformance), for any Shortfall or for any Non-Conformance that could be discovered within the applicable period by SPINCO exercising reasonable diligence or its responsibilities under the Clinical Quality Agreement (“Apparent Defects”); or

(b)

[***] after the Non-Conformance has become apparent, but in any event no later than the actual date of expiry of the shelf-life of the Supplied Product in question (or such different period of time that may be set forth in the Clinical Quality Agreement), for any Non-Conformance which is not an Apparent Defect (“Latent Defects”).

10.3.

Remedies for Shortfall or Non-Conformance. Subject to Clause 10.5, provided SPINCO has duly notified AstraZeneca of a Shortfall or a Non-Conforming Product in accordance with Clause 10.2, AstraZeneca shall at SPINCO’s option either:

(a)	in the case of any Shortfall:

(i)	make up the Shortfall as soon as reasonably practicable, at AstraZeneca’s cost and expense (including if reasonably required express shipping costs); or

(ii)

refund to SPINCO the proportion of the Supply Price paid by SPINCO which equates to the amount of the Shortfall (including shipping costs), or, if the invoice has not been paid, cancel the invoice and issue a new invoice for the actual amount of the Supplied Product delivered;

(b)	in the case of any Non-Conforming Product:

(i)

replace the Non-Conforming Product (or relevant portion of the Non-Conforming Product) as soon as reasonably practicable given the nature of the non-conformance, at AstraZeneca’s cost and expense (including if reasonably required express shipping costs); or

(ii)	refund to SPINCO the Supply Price paid to AstraZeneca by SPINCO for the Non-Conforming Product (including shipping costs), or, if the invoice has not been paid, cancel the invoice.

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10.4.

Return or Destruction of Non-Conforming Products. SPINCO may reject any Non-Conforming Product by providing notice of rejection to AstraZeneca, giving its reasons for rejection and reasonable evidence for the Non-Conformance. SPINCO shall, at AstraZeneca’s option and expense (including shipping costs), return to AstraZeneca or destroy in an environmentally acceptable manner, in accordance with Applicable Law (and certify destruction of) any Non-Conforming Product.

10.5.

Disagreement. If a dispute arises between the Parties as to whether or not a Supplied Product is a Non-Conforming Product, which cannot be resolved by the Parties within [***] of a claim being notified by SPINCO to AstraZeneca, either Party may require that the matter in dispute be referred to an independent testing laboratory or other appropriate independent expert mutually agreed upon by the Parties or, failing agreement, appointed by the ICC International Centre for Expertise at the request of either Party (the “Independent Expert”).

10.6.

Referral to Independent Expert. The referral of any matter to the Independent Expert pursuant to Clause 10.5 shall be solely for the purpose of establishing whether or not there has been a supply of Non-Conforming Product. Except in the case of fraud or manifest error on the part of the Independent Expert, the decision of the Independent Expert will be final and binding upon the Parties. If the Independent Expert decides that the relevant Product is a Non-Conforming Product, the costs of the Independent Expert will be borne by AstraZeneca. In all other circumstances, the costs of the Independent Expert will be borne by SPINCO.

11.	REGULATORY MATTERS

11.1.

Clinical Quality Agreement. Within [***] of the Effective Date, the Parties will enter into the Clinical Quality Agreement. AstraZeneca and SPINCO shall perform their respective obligations and comply with all provisions of the Clinical Quality Agreement. AstraZeneca shall not be required to commence the Manufacture of Supplied Products hereunder until execution of the Clinical Quality Agreement.

11.2.

Adverse Event Reporting. The reporting of adverse events in relation to any Supplied Product supplied to SPINCO under this Supply Agreement will be governed by the Pharmacovigilance Agreement to be mutually agreed and executed by the Parties.

11.3.	Recalls.

(a)	Recalls of Supplied Products will be governed by the Clinical Quality Agreement.

(b)

SPINCO shall be responsible for all costs and expenses of each recall (whether requested by SPINCO or AstraZeneca), including costs and expenses incurred by AstraZeneca, except, subject to Clause 15.3, to the extent such recall results from the failure of AstraZeneca to deliver Supplied Product that complies with the applicable Specification, the Clinical Quality Agreement, or any Applicable Laws (including cGMP), at the time of delivery to the Delivery Location. Subject to Clause 15.3, AstraZeneca shall be responsible for all costs and expenses of each recall (whether requested by SPINCO or AstraZeneca), including costs and expenses incurred by SPINCO, and AstraZeneca shall fully reimburse SPINCO the Supply Price for each unit of recalled Supplied Product, to the extent such recall results from the failure of AstraZeneca to deliver Supplied Product that complies with the applicable Specifications, the Clinical Quality Agreement, or any Applicable Laws (including cGMP), at the time of delivery to the Delivery Location.

(c)

If there is any dispute concerning which Party’s acts or omissions gave rise to any recall of Supplied Product, such dispute shall be referred for decision to an Independent Expert. The decision of such Independent Expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both SPINCO and AstraZeneca. The costs of such Independent Expert shall be borne by

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the Party that is found to be responsible for the recall by the Independent Expert. After such determination, costs shall be paid by the responsible Party in accordance with Clause 11.3(b).

(d)

SPINCO shall keep complete and accurate records of the distribution of the Supplied Products, including methods for tracking and traceability as required under Applicable Laws, to enable appropriate procedures to be implemented in the event that a voluntary or mandatory recall of any Supplied Product is required and AstraZeneca shall have rights to audit such records.

12.	COMPLIANCE

12.1.	Compliance with Applicable Laws. In performing their respective obligations under this Supply Agreement, each Party shall comply in all material respects with Applicable Laws.

12.2.

Anti-Corruption Laws. Without prejudice to Clause 12.1, each Party shall (and shall procure that each of its Affiliates, and each of its and its Affiliates officers, directors, employees, agents, representatives, consultants and subcontractors who, in each case, are directly and effectively involved, if any, in the rendering of such Party’s obligations under this Supply Agreement shall):

(a)	ensure that the performance of such Party’s obligations under this Supply Agreement shall at all times comply with applicable Anti-Corruption Laws; and

(b)	not knowingly take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any applicable Anti-Corruption Laws.

13.	CONFIDENTIALITY AND INTELLECTUAL PROPERTY

13.1.	Confidentiality.

(a)

At all times during the Supply Term and, for a period of [***] following expiry or termination of this Supply Agreement, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Supply Agreement; provided that with respect to any MedImmune Manufacturing Technology, including CMC Data provided to SPINCO pursuant to Clause 13.8, if any, the foregoing confidentiality obligation shall survive indefinitely. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Supply Agreement, whether prior to, on or after the Effective Date, including information relating to the terms and conditions of this Supply Agreement (subject to Clause 13.3), information relating to the Supplied Products or Services, or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Clause 13.1 with respect to any Confidential Information shall not include any information that:

(i)

is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Supply Agreement by the receiving Party (or its Affiliates or permitted representatives);

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(ii)

can be demonstrated by documentation or other competent proof to have been in the receiving Party’s (or its Affiliates’) possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

(iii)	is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

(iv)	has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Supply Agreement; or

(v)

can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

(b)

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

(c)

For clarity, (i) except to the extent assigned to SPINCO pursuant to the APA, Confidential Information of AstraZeneca or its Affiliates known to employees of SPINCO prior to the Effective Date shall remain AstraZeneca Confidential Information and shall be deemed to have been disclosed to SPINCO subject to obligations of confidentiality; and (ii) even if known to any such employee, SPINCO shall not use or disclose any MedImmune Manufacturing Technology except as provided in Clause 13.8.

13.2.	Permitted Disclosure. Notwithstanding Clause 13.1, but in each case ((a) through (d)) subject to Clause 13.8 (MedImmune Manufacturing Technology) and Clause 20.2 (Technology Transfer):

(a)

each Party may disclose all or any part of the other Party’s Confidential Information to its Affiliates, and to its and its Affiliates’ respective Personnel, financial and legal advisors, investors and suppliers (“Representatives”); provided, however, that such Party ensures that such Representatives comply mutatis mutandis with the obligations imposed on such Party under this Clause 13 and such Party shall be liable for any breach of such obligations by its Representatives. Each Party will disclose Confidential Information received from the other Party only to those of its Representatives who have a need to know such Confidential Information for the purpose carrying out its obligations or exercising its rights under this Supply Agreement or, with respect to disclosures to financial advisors and investors, as provided in Clause 13.2(b), and in any case only to the extent required for the permitted purpose. For example, disclosure of expenses on a profit and loss basis would not require disclosure of the actual Supply Price, the terms of Clause 7.1 or any details [***];

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(b)

SPINCO may disclose AstraZeneca’s Confidential Information to financial advisors and investors for the purpose of raising finance for SPINCO (e.g. for clinical trials), provided that AstraZeneca has given its prior written consent to the form and content of such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned). Following approval of such disclosure document by AstraZeneca, subject to Clause 13.2(a), SPINCO may disclose the information contained in such document to financial advisors, investors and potential investors for such purpose without the need for further approval by AstraZeneca;

(c)

each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is (i) required to be made in response to a valid order of a court or governmental authority of competent jurisdiction; or (ii) is otherwise required by Applicable Law; provided that the Party requested or required to disclose such Confidential Information shall first promptly notify the other Party in writing in a timely manner so that such other Party may seek a protective order or other appropriate remedy or, in such other Party’s sole discretion, waive compliance with the confidentiality provisions of this Supply Agreement as to their own Confidential Information. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as required by such valid court or governmental order or Applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder; provided, that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that a protective order or other comparable confidential treatment will be accorded such Confidential Information; and

(d)

each Party may disclose the other Party’s Confidential Information to any Governmental Authority or Regulatory Authority to the extent necessary to obtain the approval of any such Governmental Authority or Regulatory Authority to Manufacture and supply any Supplied Product or perform any Services pursuant to the terms and conditions of this Supply Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information.

(e)

For clarity, MedImmune Manufacturing Technology will only be disclosed to SPINCO in accordance with Clause 13.8 and, notwithstanding this Clause 13.2, shall only be disclosed by SPINCO as expressly permitted by Clause 13.8.

13.3.

Press Releases; Public Announcements. Except as provided in the APA, SPINCO and AstraZeneca agree not to issue any press releases or public announcements concerning this Supply Agreement (and to ensure that their respective Affiliates do not do so) without the prior written consent of the other Party to the form, timing and content of any such release or announcement, except as required by Applicable Laws, including disclosure required by any securities exchange.

13.4.

Injunctive Relief. Each Party acknowledges that damages resulting from disclosure of Confidential Information not permitted hereby may be an insufficient remedy and that in the event of any such disclosure or any indication of an intent to disclose such information, the other Party shall be entitled to seek, by way of private litigation, injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity.

13.5.

Return or Destruction of Confidential Information. Subject to Clause 13.6, on expiry or termination of this Supply Agreement except as provided to SPINCO under Clause 20.2 (Technology Transfer) and subject to an on-going license, or at any time at the disclosing Party’s request, the receiving Party shall return to the disclosing Party all copies containing

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Confidential Information of the disclosing Party or, at the disclosing Party’s option, destroy all copies of such Confidential Information. The return or destruction of the Confidential Information of the disclosing Party will not affect the receiving Party’s obligation to observe the confidentiality and non-use restrictions in respect of that Confidential Information set out in this Supply Agreement.

13.6.

Permitted Retention of Confidential Information. Each Party may keep one (1) copy of Confidential Information for evidence purposes at a secure place subject to the confidentiality and non-use obligations provided in this Clause 13. The aforementioned return and destruction obligation shall not apply to electronic copies of Confidential Information which are rightfully contained in computers, word processors, communication systems and system-backup media (collectively “IT Media”) which do not need to be destroyed or returned, provided that such IT Media are: (a) overwritten in the ordinary course of their reuse; or (b) at all times maintained in confidence and not readily accessible and the receiving Party shall treat such copies as confidential in accordance with this Clause 13.

13.7.	Intellectual Property.

(a)

Intellectual Property Rights arising in connection with the activities undertaken pursuant to this Supply Agreement (“Arising IPR”) shall be owned according to inventorship; provided that to the extent that any Arising IPR conceived, developed or generated by AstraZeneca or an Affiliate of AstraZeneca relates exclusively to the Product, such Arising IPR will be owned by SPINCO (“New SPINCO IPR”). AstraZeneca shall promptly disclose to SPINCO all Know-How that relates exclusively to the Product, and SPINCO shall have the sole discretion in pursuing Patents or other intellectual property rights protection for such Know-How. AstraZeneca hereby assigns to SPINCO all right, title and interest of AstraZeneca in any New SPINCO IPR.

(b)

All Background IPR of AstraZeneca or its Affiliates shall remain vested in and the exclusive property of AstraZeneca, its Affiliates or its licensors, as applicable. With the exception of New SPINCO IPR, all Arising IPR conceived, developed or generated by AstraZeneca or an Affiliate of AstraZeneca will be owned by AstraZeneca.

(c)

SPINCO, on behalf of itself or its Affiliates, hereby grants to AstraZeneca and its Affiliates a worldwide, non-exclusive, royalty-free, non-transferable license and a right of reference and use under SPINCO IP, with the right to grant further licenses and sublicenses or rights of reference and use to any Affiliate, AZ Supplier or subcontractor, to the extent necessary during the Supply Term for AstraZeneca and its Affiliates to perform their obligations hereunder.

13.8.

MedImmune Manufacturing Technology. Notwithstanding anything in this Supply Agreement to the contrary, in no event shall AstraZeneca be obligated to disclose any MedImmune Manufacturing Technology to SPINCO, except as provided in this Clause 13.8. During the Supply Term, upon SPINCO’s reasonable request, and at SPINCO’s sole cost and expense, AstraZeneca shall provide SPINCO one or more letters providing SPINCO a right of reference to the relevant IND or other relevant filing with a Regulatory Authority, or shall otherwise provide SPINCO via such other methods as may be available, to allow SPINCO to reference with the applicable Regulatory Authority the relevant CMC Data for the Product solely to the extent necessary for SPINCO to obtain or maintain an IND or other Regulatory Approval for the Product. Such other methods may entail AstraZeneca providing such CMC Data directly to such Regulatory Authority (to the extent permitted by Applicable Law) or, at AstraZeneca’s sole election, directly to SPINCO; provided that SPINCO shall permit AstraZeneca to seek any and all measures available to protect the confidentiality of and

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AstraZeneca’s interests in and to such CMC Data, including, if such information is provided directly to SPINCO, restricting access to such CMC Data through a secure data room or portal to specified members of SPINCO’s regulatory affairs and quality assurance departments who need to know such CMC Data in order to prepare, submit, obtain, or maintain an IND or BLA or Regulatory Approval for the Product and who have entered into confidentiality agreements with AstraZeneca in a form reasonably acceptable to AstraZeneca, and SPINCO shall provide full cooperation and assistance to AstraZeneca in seeking to obtain such protection. If required by AstraZeneca, the cover letter for any IND or other Regulatory Approval application submitted by SPINCO in connection with this Supply Agreement shall instruct the applicable Regulatory Authority to direct any questions with respect to the CMC Data for the Product directly to AstraZeneca. If, in connection with obtaining or maintaining any IND or other Regulatory Approval for the Product, SPINCO receives any question from a Regulatory Authority with respect to the CMC Data for the Product or otherwise in connection with any MedImmune Manufacturing Technology, unless AstraZeneca has specified otherwise, SPINCO shall not answer any such question and shall promptly forward such question to AstraZeneca and unless AstraZeneca has specified otherwise, AstraZeneca shall, where this is permissible, provide the answer to any such question directly to the applicable Regulatory Authority. For clarity, (i) if AstraZeneca provides a right of reference, or such other method for SPINCO to utilize the CMC Data other than providing such CMC Data directly to specified personnel at SPINCO, such reference or other method shall not entitle SPINCO to view, access, or otherwise obtain such CMC Data or any other MedImmune Manufacturing Technology; and (ii) to the extent that MedImmune Manufacturing Technology is disclosed pursuant to this Clause 13.8, it may not be further disclosed within SPINCO, to an Affiliate or to any Third Party except to:

(a)

a Regulatory Authority pursuant to this Clause 13.8 to the extent necessary to obtain or maintain a Regulatory Approval for the Product; provided, however, that reasonable measures shall be taken to assure confidential treatment of such MedImmune Manufacturing Technology and SPINCO shall not disclose any MedImmune Manufacturing Technology to any Regulatory Authority or answer any query raised by a Regulatory Authority with respect to MedImmune Manufacturing Technology, unless SPINCO has provided a copy of the query (or other explanation of the need to disclose) and proposed disclosure or response to AstraZeneca and AstraZeneca has given its written consent to such proposed disclosure or response (such consent not to be unreasonably withheld, conditioned, or delayed); or

(b)	the extent required pursuant to Clause 13.2(c), as provided therein.

(C)	NOTWITHSTANDING ANY OTHER PROVISION IN THIS SUPPLY AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS CLAUSE 13.8, SPINCO SHALL NOT USE OR DISCLOSE MEDIMMUNE MANUFACTURING TECHNOLOGY FOR ANY PURPOSE.

14.	SPECIAL EQUIPMENT

14.1.

Purchase of Special Equipment. SPINCO shall provide or pay the cost of Special Equipment, and pay the costs of installation and validation of such Special Equipment, as described below. AstraZeneca shall advise SPINCO of any Special Equipment requirements and the estimated costs associated with the purchase, installation and qualification of such Special Equipment. If the cost of purchase of such Special Equipment is for an amount greater than [***] for any single item, the Parties must mutually agree on such Special Equipment and SPINCO shall either purchase such Special Equipment and furnish it to AstraZeneca. In any case in which SPINCO furnishes Special Equipment to AstraZeneca, AstraZeneca shall install and qualify such Special Equipment (or arrange for such installation and qualification) at

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SPINCO’s cost. If the cost of purchase of such Special Equipment is for an amount less than [***] for any single item, AstraZeneca shall purchase such Special Equipment at SPINCO’s direction and supervision and promptly bill SPINCO for all amounts AstraZeneca owes for such Special Equipment. AstraZeneca shall also bill SPINCO for the reasonable installation and equipment qualification costs after AstraZeneca installs the Special Equipment. All Special Equipment shall remain at AstraZeneca’s Manufacturing facility.

14.2.

Ownership of Special Equipment. SPINCO shall own any Special Equipment upon the date it makes full payment to AstraZeneca for said Special Equipment. Thereafter, title to and risk of loss of all Special Equipment shall be retained by SPINCO, even if such Special Equipment resides at an AstraZeneca facility; provided, however, that AstraZeneca shall be responsible for replacing any SPINCO owned Special Equipment that is destroyed due to AstraZeneca’s negligence or misconduct.

14.3.

Maintenance of Special Equipment. AstraZeneca shall be responsible for routine maintenance and servicing of the Special Equipment. SPINCO shall be responsible for the cost of non-routine maintenance and servicing of the Special Equipment (including major repairs and material parts replacement), except to the extent caused by AstraZeneca’s negligence or misconduct in which case AstraZeneca shall be responsible. To the extent commercially reasonable, AstraZeneca shall notify SPINCO prior to the performance of any non-routine maintenance or servicing of the Special Equipment. SPINCO shall reimburse AstraZeneca at cost for such non-routine maintenance or servicing costs.

14.4.

Exclusive Use. Special Equipment shall be used exclusively for Manufacturing and supply activities under this Supply Agreement, unless otherwise permitted by SPINCO. If SPINCO authorizes the use of the Special Equipment for other products, AstraZeneca and SPINCO shall mutually agree upon a credit in the reasonable amount of prorated cost(s) of the Special Equipment (based on relative time of usage for each product).

15.	INDEMNITIES

15.1.

Indemnification of AstraZeneca. SPINCO shall indemnify and hold AstraZeneca and its Affiliates harmless from and against any and all Losses arising from any claims from Third Parties (each a “Third Party Claim”) based on or deriving from AstraZeneca or its Affiliates’ Manufacturing a Supplied Product for, or supplying such Supplied Product to, SPINCO or performing other services pursuant to this Supply Agreement, except to the extent that any such Third Party Claim or Losses result from a breach of this Supply Agreement by AstraZeneca or any of its Affiliates or any of their respective Personnel.

15.2.

Indemnification of SPINCO. Subject to Clause 15.3, AstraZeneca shall indemnify and hold SPINCO and its Affiliates harmless from and against all Losses arising from Third Party Claims involving actual or alleged death or personal injury arising out of any defect or fault in Manufacture of, or Materials used in (other than Materials provided by SPINCO), the Supplied Products to the extent that such Losses result from a breach of this Supply Agreement by AstraZeneca or any of its Affiliates or any of their respective Personnel.

15.3.	Exceptions and Limitations on Indemnification and Recalls. AstraZeneca shall not be liable under the indemnity in Clause 15.2 or pursuant to Clause 11.3(b), where the liability arises as a result of:

(a)	the supply by SPINCO, its Affiliates or their respective Personnel or licensees of any Supplied Product which has Apparent Defects, or whose shelf-life has expired; or

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(b)

any defect or fault in any Supplied Product which is caused by any act or omission of SPINCO, its Affiliates or by their respective Personnel or licensees, or by any damage or event occurring after delivery or deemed delivery to SPINCO.

15.4.

Indemnification Procedures. As soon as either Party (the “Indemnitee”) becomes aware of any matter which may result in making a claim under the indemnity against the other Party (the “Indemnifying Party”) in Clause 15.1 or Clause 15.2, the Indemnitee shall:

(a)	give the Indemnifying Party notice of such matter as soon as reasonably practicable on becoming aware of it;

(b)	not at any time admit liability or otherwise settle or compromise, or attempt to settle or compromise, the matter (or any aspect of it) except on the Indemnifying Party’s express written instructions;

(c)	give the Indemnifying Party sole conduct of the defense, negotiation or settlement of any such matter upon request;

(d)

act in accordance with the Indemnifying Party’s reasonable instructions, and give the Indemnifying Party such assistance as it may reasonably require in the conduct of any such defense, negotiation or settlement; and

(e)	take all reasonable steps to mitigate any Losses which it may incur as a result of such matter.

16.	LIABILITY

16.1.

Disclaimer. Except to the extent set out expressly in this Supply Agreement, all conditions, warranties or other terms which might have effect between the Parties or be implied or incorporated into this Supply Agreement (whether by statute, common law or otherwise) are hereby excluded to the fullest extent permitted by Applicable Laws. Without prejudice to the general nature of the previous sentence, unless this Supply Agreement specifically states otherwise, AstraZeneca does not make any representations or warranties with respect to any Supplied Product pursuant to this Supply Agreement, including any representations or warranties as to non-infringement or fitness for a particular purpose.

16.2.

Limitation of Liability. TO THE EXTENT PERMITTED BY LAW, NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR FRAUD, IN NO EVENT SHALL ASTRAZENECA, ON THE ONE HAND, OR SPINCO, ON THE OTHER HAND, BE LIABLE TO THE OTHER OR ANY OF THE OTHER’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS SUPPLY AGREEMENT.

16.3.

Maximum Liability. THE AGGREGATE LIABILITY OF ASTRAZENECA UNDER OR IN CONNECTION WITH THIS SUPPLY AGREEMENT SHALL NOT EXCEED [***] PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY TO ASTRAZENECA’S OBLIGATION TO INDEMNIFY SPINCO PURSUANT TO CLAUSE 15.2 (INDEMNIFICATION) TO THE EXTENT SUCH THIRD PARTY CLAIM RESULTS FROM ASTRAZENECA’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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16.4.

Recovery of Damages. Neither Party shall be entitled under any provision of this Supply Agreement to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

17.	INSURANCE

17.1.

Insurance. Each Party shall, and shall ensure that their respective Affiliates shall, take out and maintain such types and amounts of liability insurance or, in the case of AstraZeneca, self-insurance to cover liabilities related to its activities under this Supply Agreement as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide to the other Party evidence of such insurance coverage. Such insurance coverage shall remain in effect throughout the Supply Term and for a period of [***] thereafter.

18.	FORCE MAJEURE

18.1.	Force Majeure. If a Party is prevented from or delayed in performing any of its obligations under this Supply Agreement by a Force Majeure event then:

(a)

the relevant obligations under this Supply Agreement shall be suspended for as long as the Force Majeure event continues, and the Party shall not be in breach of this Supply Agreement or otherwise liable for any such failure or delay in the performance of such obligations during such event;

(b)

as soon as reasonably practicable after the start of the Force Majeure event, the Party shall notify the other of the nature of the Force Majeure event and the likely effects of the Force Majeure event on its ability to perform its obligations under this Supply Agreement; and

(c)

as soon as reasonably practicable after the end of the Force Majeure event, it shall notify the other Party that the Force Majeure event has ended, and shall resume performance of its obligations under this Supply Agreement.

18.2.

If there is a Force Majeure event that AstraZeneca reasonably expects will prevent it from delivering at least [***] Purchase Orders for more than [***] AstraZeneca shall prepare and present to SPINCO for discussion a summary remediation plan intended to address the supply situation as soon as commercially reasonable (the “Remediation Plan”) and AstraZeneca shall consider in good faith SPINCO’s comments and suggestions. AstraZeneca shall use Commercially Reasonable Efforts to implement the Remediation Plan and shall provide SPINCO updates on a monthly basis on the implementation and corrective effect of the Remediation Plan.

19.	TERM AND TERMINATION

19.1.

Term. This Supply Agreement commences and takes effect on the Effective Date and shall continue in effect until the fifth (5th) anniversary of the Effective Date, unless and to the extent terminated earlier in accordance with the provisions of Clause 19.2 (the “Initial Term”). After the expiration of the Initial Term, this Supply Agreement shall be automatically renewed for separate but successive one-year terms unless either Party provides written notice to the other Party that it does not intend to renew this Supply Agreement at least twelve (12) months in advance of the end of the then-current term. The Initial Term and all such renewal terms together are referred to as the “Supply Term.”

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19.2.	Early Termination. This Supply Agreement may be terminated prior to the expiration of the Supply Term as follows:

(a)	Mutual Agreement. This Supply Agreement may be terminated upon the mutual written consent of AstraZeneca and SPINCO at any time.

(b)

Termination for Material Breach. In the event that either Party (the “Breaching Party”) breaches any of its material obligations under this Supply Agreement, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Supply Agreement upon sixty (60) days’ prior written notice (such sixty (60)-day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, however, that the termination of this Supply Agreement shall not become effective at the end of the Notice Period if (i) the Breaching Party cures such breach during the Notice Period and notifies the Complaining Party of such cure, or (ii) such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice Period, and notifies Complaining Party of the same, in which case the Breaching Party shall have an additional [***] period to cure such breach before such termination becomes automatically effective.

(c)

Termination for Insolvency. Either Party may terminate this Supply Agreement immediately upon written notice to the other Party if the other Party: (i) files in any court or with any Governmental Authority, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets; (ii) proposes a written agreement of composition or extension of its debts; (iii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof; (iv) consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Party or for any substantial part of its property or makes any assignment for the benefit of creditors; (v) admits in writing its inability to pay its debts generally as they become due; or (vi) has issued or levied against its property any judgment, writ, warrant of attachment or execution or similar process that represents a substantial portion of its property.

(d)

Termination for Convenience. AstraZeneca may terminate this Supply Agreement at any time during the Supply Term upon at least thirty (30) months’ prior written notice to SPINCO. AstraZeneca will not provide written notice of termination prior to the first anniversary of the Effective Date.

(e)

Termination following a Force Majeure Event. SPINCO may terminate this Supply Agreement on prior written notice to AstraZeneca, within thirty (30) days of being provided with the Remediation Plan if implementation of the Remediation Plan (as amended to include SPINCO’s comments) will not enable AstraZeneca to resume delivery of the Supplied Product to SPINCO in accordance with the Clinical Supply Plan within twelve (12) months of the commencement of the Force Majeure event.

20.	EFFECT OF TERMINATION

20.1.

Effect of Termination. Expiry or termination of this Supply Agreement for any reason shall be without prejudice to either Party’s other rights and remedies or to any accrued rights and liabilities as the date of such expiry or termination. Without limitation of the foregoing, upon the expiration or earlier termination of this Supply Agreement, (a) all unfilled Purchase

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Orders shall be cancelled, and (b) SPINCO promptly shall pay to AstraZeneca (i) all amounts outstanding and remaining to be paid for Supplied Product delivered prior to the expiration or termination; (ii) the costs of AstraZeneca’s then existing inventory of Materials that cannot otherwise be used in the business of AstraZeneca or its Affiliates without additional cost (provided that SPINCO shall not be obligated to reimburse AstraZeneca for such costs to the extent this Supply Agreement has been terminated by SPINCO pursuant to Clause 19.2(b) due to breach by AstraZeneca); and (iii) the applicable Supply Price for all work in process and Supplied Product Manufactured, but not then delivered, by AstraZeneca in accordance with and reliance on the Clinical Supply Plan. Additionally, AstraZeneca will deliver all such then existing inventory of Materials, all Special Equipment, and comply with the Technology Transfer requirements of Clause 20.2.

20.2.

Technology Transfer. In the event either Party gives notice not to renew this Supply Agreement in accordance with Clause 19.1, or on earlier termination of this Supply Agreement pursuant to Clause 19.2 except where SPINCO is the Breaching Party, at SPINCO’s request, AstraZeneca and SPINCO shall cooperate in good faith to agree upon the terms and conditions of a written technology transfer plan pursuant to which AstraZeneca and SPINCO shall use reasonable efforts to carry out a reasonable technology transfer to a mutually agreed Third Party contract manufacturer (the “Technology Recipient”) of the process for manufacturing the Product but for clarity not information relating to [***], together with rights to acquire such proprietary media and feeds from an authorized Third Party, as and solely to the extent necessary to enable the Technology Recipient to Manufacture the Product (such transfer, the “Technology Transfer”); provided that AstraZeneca shall not be required to transfer any MedImmune Manufacturing Technology (and SPINCO shall not make or authorize any further transfer) unless the conditions set forth in this Clause 20.2 are satisfied to AstraZeneca’s reasonable satisfaction.

(a)

Any Technology Transfer (or further transfer) shall be subject to (i) AstraZeneca, SPINCO and the Technology Recipient agreeing upon reasonable terms and conditions to ensure the protection of and the proper use of any MedImmune Manufacturing Technology, (ii) the terms and conditions of any license or other agreement between AstraZeneca or any of its Affiliates or AZ Suppliers and any Third Parties pursuant to which AstraZeneca, directly or indirectly, controls any MedImmune Manufacturing Technology or which otherwise encumber any rights of AstraZeneca or its Affiliates or AZ Suppliers with respect thereto, and (iii) appropriate grant-back licenses to AstraZeneca with respect to any improvements, modifications, and enhancements in or to the MedImmune Manufacturing Technology.

(b)

AstraZeneca has no obligation to disclose or transfer to any Technology Recipient any MedImmune Manufacturing Technology that incorporates or may incorporate AstraZeneca’s or its Affiliates’ proprietary data, information or know-how or any MedImmune Manufacturing Technology that is not specifically identified and agreed to in the technology transfer plan as being included in the Technology Transfer.

(c)

The Technology Recipient shall be reasonably acceptable to AstraZeneca, and in no event shall AstraZeneca be required to transfer the MedImmune Manufacturing Technology to more than one (1) Technology Recipient.

(d)	[***]

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20.3.

Wind-down Period. In the event of termination of this Supply Agreement other than a termination by AstraZeneca pursuant to Clause 19.2(b) or Clause 19.2(c), SPINCO shall have the option to require AstraZeneca to supply Supplied Products on the terms and conditions of this Supply Agreement until SPINCO is able to establish an alternate source of Supplied Products; provided such period shall not exceed [***] from the effective date of termination.

20.4.

Survival. Any provision of this Supply Agreement which expressly or by implication is intended to come into or continue in force on termination or expiry of this Supply Agreement, including [***] shall remain in full force and effect.

21.	INDEPENDENT CONTRACTORS

21.1.

Independent Contractors. AstraZeneca is acting as an independent contractor under this Supply Agreement. Nothing in this Supply Agreement or any circumstances associated with it or its performance give rise to any relationship of agency, partnership or employer and employee between SPINCO and (i) AstraZeneca, (ii) AstraZeneca’s Affiliates and (iii) AstraZeneca’s and its Affiliates’ respective Personnel directly and effectively involved, if any, in the performance of this Supply Agreement, nor authorize either Party to make or enter into any commitments for or on behalf of the other Party.

22.	NOTICES

22.1.

Notice Requirements. Subject to Clause 22.2, all notices and communications relating to this Supply Agreement shall be in writing and delivered by hand or sent by post or email to the Party concerned at the relevant address set out in this Clause 22 below (or such other address as may be notified from time to time in accordance with this Clause by the relevant Party to the other Party). Any communication shall take effect:

(a)

if hand delivered, upon being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary) or being left in a letter box or other appropriate place for the receipt of letters at the relevant Party’s address as set out below;

(b)

if sent by first class registered post, at 10 a.m. on the second (2nd) business day after posting or if overseas by international recorded post, at 10 a.m. on the fifth (5th) business day after posting;

(c)

if sent by internationally recognized courier service which provides for overnight delivery, at 10 a.m. on the second (2nd) business day after such communication was provided to the courier for delivery; and

(d)	if sent by email, (i) when the email is sent to the correct email address; or (ii) the recipient of the email has sent a reply.

For notices to AstraZeneca:

AstraZeneca UK Limited

1 Francis Crick Avenue

Cambridge Biomedical Campus

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Cambridge

CB2 0AA

Attn: Deputy General Counsel, Corporate

with a copy to:

[***]

For notices to SPINCO:

Viela Bio, Inc.

1 Medimmune Way

Gaithersburg, MD 20878

United States of America

Attention: Bing Yao

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

701 Pennsylvania Ave., NW, Suite 900

Washington, DC 20004

United States of America

Attention: Christopher Jeffers

This Clause 22, however, shall not apply to the service of any proceedings or documents in any legal action, arbitration or any other form of dispute resolution procedure.

22.2.

Day-to-day Communications. Day-to-day communications relating to the operation of this Supply Agreement, including Purchase Orders, shall be in writing (including email) to the Account Managers or to such other persons as the Account Managers may agree and shall be deemed to be delivered when the email or facsimile is sent or if outside normal business hours in the country where the recipient is generally located, the following working day in such country.

23.	MISCELLANEOUS

23.1.

No Set-Off. Except with respect to an obligation owed by AstraZeneca under this Supply Agreement that has been finally adjudicated, settled or otherwise agreed upon by the Parties in writing, SPINCO shall not have any right of set-off (howsoever arising) in respect of any sums payable in connection with this Supply Agreement and all sums payable by SPINCO to AstraZeneca under this Supply Agreement shall be paid in full without set-off, counterclaim or other deduction.

23.2.	Variation and Waiver.

(a)	Amendments and additions to this Supply Agreement shall be valid only if made in writing by an authorized signatory of both Parties unless a stricter form is prescribed by Applicable Laws.

(b)

A waiver of any right or remedy under this Supply Agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

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(c)

A failure or delay by any person to exercise any right or remedy provided under this Supply Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

(d)	No single or partial exercise of any right or remedy provided under this Supply Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

23.3.	Counterparts.

(a)

This Supply Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one (1) counterpart. Each counterpart shall constitute an original of this Supply Agreement, but all the counterparts shall together constitute the one agreement.

(b)

Delivery of a copy of this Supply Agreement together with an executed signature page of a counterpart in Adobe™ Portable Document Format (PDF) sent by electronic mail shall take effect (subject to Clause 23.13) as delivery of an executed counterpart of this Supply Agreement. If this method is adopted, without prejudice to the validity of this Supply Agreement, each Party shall provide the other with a hard copy original of that executed counterpart as soon as reasonably practicable thereafter.

23.4.

Invalidity. Each provision of this Supply Agreement is severable and distinct from the others. The Parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by Applicable Laws. If all or any part of any such provision is held to be or at any time becomes to any extent invalid, illegal or unenforceable for any reason under any enactment or rule of law, it shall to that extent be deemed not to form part of this Supply Agreement but (except to that extent in the case of that provision) it and all other provisions of this Supply Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be affected or impaired as a result, subject to the operation of this Clause 23.4 not negating the commercial intent and purpose of the Parties under this Supply Agreement.

23.5.	Headings. The headings used in this Supply Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

23.6.

Assignment. No Party may assign or transfer this Supply Agreement or any rights or obligations hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of the other Party and any attempted assignment without such required approval shall be null, void and of no effect; provided, however, that (a) AstraZeneca may assign or delegate any or all of its rights, interests or obligations hereunder to an Affiliate of AstraZeneca or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Supply Agreement relates, and may delegate any or all of its obligations hereunder to subcontractors, in each case, without SPINCO’s prior written approval, and (b) SPINCO may assign its rights, interests, and obligations hereunder (in whole and not in part) to a wholly owned Affiliate of SPINCO without AstraZeneca’s prior written approval. In addition, following the earlier to occur of (c) the consummation in full of the Milestone Closing (as defined in the Securities Purchase Agreement), and (d) the consummation of a Qualified IPO (as defined in the Restated

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Certificate (as defined in the Securities Purchase Agreement)), SPINCO may assign its applicable rights, interests, and obligations hereunder related to the Product to a Third Party without AstraZeneca’s prior written approval, so long as (i) such assignment shall be in connection with the divestment by SPINCO of all or substantially all of the assets relating to the Product (whether by asset purchase or exclusive out-license), (ii) in connection therewith, SPINCO also assigns to such Third Party its applicable rights, interests, and obligations under the other Transaction Agreements related to the Product, and (iii) proper provision shall be made so that the successors and assigns of SPINCO shall succeed to SPINCO’s applicable rights and obligations set forth herein and therein. Furthermore, if SPINCO or any of its successors or assigns (e) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (f) transfers, licenses or conveys all or substantially all of its rights and assets to any Person, then, and in each such case, SPINCO may assign its rights, interests and obligations hereunder (in whole and not in part) to such Person without the prior written approval of AstraZeneca so long as in connection therewith SPINCO (i) also assigns to such Person all of its applicable rights, interests, and obligations under the other Transaction Agreements, and (ii) ensures that proper provision shall be made so that the successors and assigns of SPINCO shall succeed to SPINCO’s rights and obligations set forth in this Supply Agreement. Notwithstanding anything to the contrary set forth herein, no assignment or succession pursuant to this Clause 23.6 shall relieve the assigning Party or predecessor Party of its obligations hereunder. Upon any permitted assignment, the references in this Supply Agreement to a Party shall also apply to any such assignee unless the context otherwise requires. Notwithstanding the foregoing, in the event a Party assigns its rights or obligations under this Supply Agreement or otherwise makes payments from a jurisdiction other than the jurisdiction in which such Party is organized (each, an “Assignment”), and immediately after such Assignment the amount of Tax required to be withheld on any payment pursuant to this Supply Agreement is greater than the amount of such Tax that would have been required to have been withheld absent such Assignment, then such increased withholding tax shall be borne by the Party making such Assignment.

23.7.	Subcontracting.

(a)	AstraZeneca shall have the right to subcontract, in whole or in part, the Manufacturing and supply of the Supplied Products and the performances of the Services.

(b)	Each Party remains responsible for the acts or omissions of its Affiliates or Third Parties to whom it subcontracts or delegates any of its obligations, as if they were its own.

23.8.

No License. Nothing in this Supply Agreement shall be deemed to constitute the grant of any license or other right in either Party to or in respect of any product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party except as expressly set forth herein (including in Clause 13.7(b)).

23.9.	No Rights of Third Parties.

(a)	An Affiliate of AstraZeneca, acting with the written consent of AstraZeneca, shall be entitled to enforce those provisions of this Supply Agreement expressed to confer any right or benefit thereon.

(b)

Except as provided in Clause 23.9(a) and except for any assignment under Clause 23.6, none of the provisions of this Supply Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Supply Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

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23.10.

Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Supply Agreement. In the event an ambiguity or question of intent or interpretation arises, this Supply Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Supply Agreement.

23.11.

Entire Agreement. This Supply Agreement, and any agreement or document referred to in it, contains the entire agreement between the Parties with respect to the subject matter of this Supply Agreement, and supersedes all previous agreements and understandings between the Parties with respect to that subject matter. Each Party acknowledges that, in entering into this Supply Agreement and the agreements and documents referred to in it, it does not rely on any statement, representation, assurance or warranty (whether it was made negligently or innocently) of any person (whether a Party to this Supply Agreement or not) which is not expressly set out in this Supply Agreement or those documents (a “Representation”), and that it shall have no cause of action against the other Party arising out of any Representation except in respect of any fraudulent misrepresentation by the other Party. Each Party acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Supply Agreement shall be for breach of the terms and conditions of this Supply Agreement and each Party hereby waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

23.12.	Governing Law, Jurisdiction and Dispute Resolution.

(a)

This Supply Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Supply Agreement to the substantive law of another jurisdiction.

(b)

The terms of this Clause 23.12(b) shall apply with respect to any dispute arising out of or relating to this Supply Agreement other than disputes that may be determined by the Independent Expert under Clauses 10.5 and 10.6 or 11.3(c) or an Auditor under Clause 7.8.

(i)

The Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or, if such court does not have subject matter jurisdiction, then the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute.

(ii)

The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

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(iii)	Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Clause 22.1.

(c)

The application of the Uniform Law on the International Sale of Goods and the Uniform Law in the Formation of Contracts for the International Sale of Goods - both dated July 17th, 1973 - and of the UN agreement on the Sale of Goods dated April 11th, 1980 shall be excluded.

23.13.

Delivery of Agreement. The Parties do not intend this Supply Agreement to be delivered by, or to become legally binding on, any of them until the date of this Supply Agreement is written at its head, notwithstanding that one or more of them may have executed this Supply Agreement prior to that date being inserted.

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed in two counterparts by their respective duly authorized representatives as of the date set forth at the beginning of this Supply Agreement.

[Signature pages follow]

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EXECUTION:

SIGNED for and on behalf of

AstraZeneca UK Limited

Signature: [***]

[***]

[***]

Authorized Signatory

[Signature Page to Clinical Supply Agreement]

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SIGNED for and on behalf of
Viela Bio, Inc.

Signature:	/s/ Zhengbin (Bing) Yao

Name:	Zhengbin (Bing) Yao

Title:	CEO

Authorized Signatory

[Signature Page to Clinical Supply Agreement]

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SCHEDULE 1

One-Time Costs [***]

•	[***]

•	[***]

•	[***]

•	[***]

Ongoing Costs [***]

•	[***]

•	[***]

Regulatory Support (to be provided only after sponsorship of any IND for the Product has been transferred to SPINCO)

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

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EXHIBIT 1:

Documentation to accompany deliveries

☐	Invoice

☐	Pack list

☐	Certificate of Analysis (and where relevant, Certificate of Origin)

☐	Or as otherwise specified in the Clinical Quality Agreement or as mutually agreed or required for specific countries

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